Exhibit 99

July 8, 2014

FOR IMMEDIATE RELEASE

LEUCADIA NATIONAL CORPORATION APPOINTS TERESA S. GENDRON

 AS ITS CHIEF FINANCIAL OFFICER

New York, New York – July 8, 2014 - Leucadia National Corporation (NYSE: LUK) announced today that, effective September 1, 2014, Teresa S. Gendron will become Leucadia’s Chief Financial Officer, succeeding Joseph A. Orlando, who is retiring then for orthopedic health reasons.

Ms. Gendron was most recently the Vice President and Controller of Gannett Co., Inc. (“Gannett”), in which role she was Gannett’s Chief Accounting Officer from 2011.  Previously, Ms. Gendron held the same position of Vice President and Controller at NII Holdings, Inc., which she joined as its Finance Director in 1998.  Ms. Gendron began her career in accounting at KPMG LLC, which she joined in 1991. Ms. Gendron graduated from the University of Virginia, where she obtained a Bachelor of Science in Commerce (with a concentration in Accounting), and from Georgetown University, where she obtained a Masters of Business Administration.

Richard B. Handler, Chief Executive Officer, and Brian P. Friedman, President of Leucadia, stated: “Although we will miss our outstanding partner and CFO, Joe Orlando, we are very pleased Teri will be joining us to succeed Joe. Her skill set and experience fit well with Leucadia’s needs, and we look forward to working with Teri as our newest partner and CFO.”

About Leucadia

Leucadia National Corporation is a diversified holding company engaged through its consolidated subsidiaries in a variety of businesses, including investment banking and capital markets, beef processing, manufacturing, energy projects, asset management and real estate.  The Company also owns equity interests in operating businesses that are accounted for under the equity method of accounting, including a commercial mortgage banking and servicing business, automobile dealerships and telecommunications services in Italy.

Leucadia: Contact:  Laura Ulbrandt (212) 460-1900